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                                                                     EXHIBIT 2.4



                              AMENDMENT NUMBER ONE
                                     TO THE
                               PURCHASE AGREEMENT


             Amendment Number One (the "Amendment") to the Purchase Agreement, dated as of August 13, 1997 (the "Agreement"), among OpTel, Inc., Phonoscope, Ltd., Phonoscope Management L.C., Lee Cook, Alton Cook and the Lee Cook Family Trust. Capitalized terms used without definition herein shall have the meanings provided in the Agreement.

             1. Section 1.3(b) of the Agreement is hereby amended and restated in its entirety as follows:

             (b) MDU Adjustments. Schedule 1.3(b)(i) sets forth a list of the standard labor and materials costs ("Standard Costs") to be used by Buyer and the Sellers to estimate the cost of wiring and other upgrades required to enable each MDU property (other than the properties listed in Schedule 1.3(b)(ii)) to meet the "550 MHz Performance Standard" described in Schedule 1.3(b)(i) (the "Upgrade") and Schedule 1.3(b)(iii) sets forth a list of all MDU locations relating to the Business as of the date hereof. On or prior to September 22, 1997, the Sellers shall deliver to Buyer a design (a "Redesign") and estimated costs (based upon the Standard Costs) for the Upgrade of five of the 25 MDU locations indicated on Schedule 1.3(b)(iv). On or prior to September 29, 1997, the Sellers shall deliver to Buyer a Redesign and estimated costs (based upon the Standard Costs) for the Upgrade of ten additional of the 25 MDU locations indicated on Schedule 1.3(b)(iv). On or prior to October 6, 1997, the Sellers shall deliver to Buyer a Redesign and estimated costs (based upon the Standard Costs) for the Upgrade of the remaining MDU locations indicated on Schedule 1.3(b)(iv). The Redesigns (i) wherever possible shall incorporate all existing coaxial cables leading from the Conveyed Network to the network at the related MDU locations, (ii) shall assume in calculating RF signal levels that the Conveyed Network amplifier feeding each property will operate at rated output levels and that coaxial cable and coupler losses are nominal, (iii) shall set forth clearly, by "before" and "after" designs, all changes and shall indicate all cable routes and footages, and (iv) shall incorporate the least expensive approach consistent with the Approach Priorities (as defined below) necessary to meet the 550 MHz Performance Standard at the drop connection of every tap/splitter network. For purposes of this Section 1.3(b),


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         the Approach Priorities shall be, in order of preference, (A) changing existing passive devices, including taps and splitter networks, to utilize all available ports, (B) relocating existing on-premises amplifiers, (C) adding additional on-premises amplifiers and, if necessary, power supplies, and (D) changing and/or adding new underground coaxial cables to reduce signal loss. Buyer may review the Redesigns and cost calculations and within five Business Days after delivery by the Sellers may deliver to the Seller alternative Redesigns and/or cost calculations ("Alternatives"). Unless Buyer so delivers such Alternatives to the Sellers, the Redesigns (and associated cost calculations) shall be deemed to have been accepted by Buyer. If Buyer delivers Alternatives, the parties, within five Business Days, shall commence negotiations in good faith to resolve any differences and to agree upon a reasonable and appropriate Redesign and associated costs prior to the Closing. In addition to the conditions set forth in
         Article 4, the obligations of each party to consummate the transactions contemplated by this Agreement at the Closing shall be subject to agreement by the parties on the Redesigns (or Alternatives, as the case may be). Notwithstanding the delivery of any Alternatives, Buyer may, at any time, withdraw any Alternatives and accept the original Redesigns proposed by the Sellers. The aggregate of the estimated costs relating to the Redesigns (and/or Alternatives, if the parties agree upon Alternatives) shall be the "Final Redesign Costs". 80% of the Final Redesign Costs for the locations indicated on Schedule 1.3(b)(iv) (the "Costed Locations") shall be divided by the number of units in the Costed Locations to determine the "Per Unit Adjustment." The Purchase Price shall be reduced by an amount equal to the Per Unit Adjustment multiplied by the total number of all MDU locations relating to the Business (other than the locations listed in Schedule 1.3(b)(ii)).

             2. Schedule 1.3(b)(iv) is amended and restated in its entirety as set forth in Attachment A hereto.

             3. Section 2(b) of Exhibit G to the Agreement is hereby amended and restated in its entirety as follows:

             (b) As an accommodation to Phonoscope, the Buyer hereby provides to Phonoscope, upon the terms and subject to the conditions set forth herein, for a period from the Closing Date until the 180th day after the Closing Date (such period, as it may be shortened as provided below, the "Term"), access to OpTel's existing "head end" (the "Temporary Head End") located at [insert address], without cost to Phonoscope except that Phonoscope shall be solely responsible for all operating costs, fees, maintenance


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         costs, licensing or permit fees or any other expenses associated with
         Phonoscope's use of the Temporary Head End. After October 13, 1997, and prior, and as a condition precedent, to the Closing, Phonoscope shall be entitled at reasonable times and upon reasonable advance notice to the Buyer, to inspect and test the Temporary Head End to confirm its conformity in all material respects with the specifications set forth in Exhibit II hereto and that the Temporary Head End is in good operating condition. Prior to October 13, 1997, the Buyer shall (i) change the channel lineup of the Temporary Head End to match Phonoscope's channel lineup (as set forth in a notice delivered by Phonoscope to the Buyer no later than September 29, 1997) except that pay-per-view services on Channel 1 and 99 will be excluded, (ii) obtain and provide any necessary head end equipment to receive and provide such programming, (iii) install two-way couplers into all off-air and satellite feeds in order to provide signal services from both the Buyer's new and existing head-ends and (iv) combine all the head end signals and provide a single RF output for Phonoscope's use. Phonoscope shall be solely responsible for all connections and attachments to the Temporary Head End, including, but not limited to, all fiber connections, optical electronics, passives, hardware, labor, splicing, amplifiers, couplers, and equipment and connections necessary to combine high-speed data services with the head end signals. In addition, Phonoscope shall provide a "prevue guide" signal for insertion at the Temporary Head End by either providing an RF feed over the fiber from Phonoscope's head end site to the Temporary Head End or providing satellite receiver and ancillary equipment necessary to supply baseband signals into the RF modulators at the Temporary Head End for this channel. The parties hereto shall cooperate to coordinate an orderly cut over of signals to take place between October 20 and October 24, 1997 during such evening or early morning hours as the parties may agree. Wherever practicable, the parties will exchange authorized VCRS and digicypher cards in order to effect the cutover. Not later than October 19, 1997, each of Phonoscope and the Buyer shall notify the other of which VCRS and digicypher cards will be exchanged as part of the cutover. During the Term, the Buyer shall afford to Phonoscope's employees set forth on a list of authorized employees delivered to the Buyer prior to the Closing Date (and updated from time to time by Phonoscope by delivery of a revised list) reasonable access to the Temporary Head End in order to maintain and repair the Temporary Head End and the equipment and fibers attached thereto, upon prior notice, at such times as Phonoscope may reasonably request, provided, that prior to the Closing Date the parties shall agree upon procedures for assuring access at any and all


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         times by Phonoscope to the Temporary Head End including during such time as the Buyer's premises (at which the Temporary Head End is located) is not staffed. Phonoscope shall obtain and maintain all consents, permits, licenses (including programming licenses and authorizations for VCRS and digicypher cards) and approvals necessary for the operation of the Temporary Head End and shall operate the Temporary Head End in accordance with all applicable laws and regulations. If Phonoscope fails to comply in any material respect with any term or condition set forth in this Section 2(b), the Buyer, after delivery to Phonoscope of written notice of such non-compliance and Phonoscope's failure to cure such non-compliance within five Business Days after receipt of such notice, may terminate the Term and Phonoscope's rights under this Section 2(b). In addition, Phonoscope may terminate the Term upon 10 Business Days' written notice to the Buyer. The Buyer and its affiliates shall have no obligation or liability whatsoever to Phonoscope, its subscribers or any other Person for any interruption of service or programming (or the content or quality of any signal or programming) resulting from the use of the Temporary Head End, provided such interruption is not the result of the gross negligence of the Buyer. Aside from conformity to the specifications set forth in Exhibit I, the Buyer makes no representation and warranty as to the Temporary Head End. As promptly as practical after the end of the Term, Phonoscope shall disconnect any lines, cables, fibers and equipment ("Attached Equipment") from the Temporary Head End and shall remove the Attached Equipment from the vicinity of the Temporary Head End, and upon Phonoscope's failure to do so and the Buyer's delivery to Phonoscope of written notice of Phonoscope's failure to remove the Attached Equipment, within five Business Days after receipt of such notice, the Buyer may do so (and may retain or dispose of such Attached Equipment in any manner at its sole discretion) without any liability to Phonoscope. In its removal of the Attached Equipment, Phonoscope shall assure that the Temporary Head End is left in its condition on the date hereof, ordinary wear and tear excepted.

             4. Section 2(c) of Exhibit G to the Agreement is hereby amended and restated in its entirety as follows:

             (c) The Buyer shall not be liable for any Losses suffered by Phonoscope in connection with its use of the Buyer's Temporary Head End, and each Seller, jointly and severally, shall indemnify, defend and hold harmless the Buyer from and against all Losses incurred by the Buyer in connection with the Buyer's permitting Phonoscope to use the



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         Temporary Head End, except where such Losses result solely from an act of gross negligence or willful misconduct by the Buyer.

             5. Exhibit I to Exhibit G to the Agreement is hereby deleted.

             6. This Amendment shall not constitute a waiver or amendment of any other provision of the Agreement not referred to herein. Except as amended hereby, the provisions of the Agreement are and shall remain in full force and effect.

             7. This Amendment may be executed in counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

             8. This Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of Texas.

             IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on this day of September, 1997.




                                    OPTEL, INC.


                                    By:
                                       -----------------------------------------
                                       Name:
                                       Title:


                                    PHONOSCOPE, LTD.


                                    By:
                                       -----------------------------------------
                                       Name:
                                       Title:


                                    PHONOSCOPE MANAGEMENT L.C.


                                    By:
                                       -----------------------------------------
                                       Name:
                                       Title:



                                    --------------------------------------------
                                    Lee Cook





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                                    LEE COOK FAMILY TRUST


                                    By:
                                       -----------------------------------------
                                       Lee Cook
                                       Sole Trustee


                                    --------------------------------------------
                                    Alton Cook


                                    COMMUNICATIONS EQUITY ASSOCIATES


                                    By:
                                       -----------------------------------------
                                       Name:
                                       Title:



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